UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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NATIONWIDE MUTUAL FUNDS
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NATIONWIDE MUTUAL FUNDS
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848-0920

May 6, 2021

Dear Shareholder:

The enclosed Information Statement details a recent subadviser addition relating to the Nationwide Multi-Cap Portfolio (the “Fund”), a series of Nationwide Mutual Funds (the “Trust”).

Specifically, Nationwide Fund Advisors, the Fund’s investment adviser, recommended, and the Board of Trustees of the Trust (the “Board”) approved, the selection of Janus Capital Management LLC to serve as a new subadviser to the Fund. This addition became effective on February 23, 2021. The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”) that allows certain subadviser changes to be made without shareholder approval. The Manager of Managers Order requires that this Information Statement be sent to you.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

Stephen R. Rimes
Secretary, Nationwide Mutual Funds

NATIONWIDE MUTUAL FUNDS
One Nationwide Plaza
Mail Code 5-02-210
Columbus, Ohio 43215
(800) 848-0920

INFORMATION STATEMENT

Nationwide Mutual Funds (the “Trust”) is furnishing this Information Statement with respect to the Nationwide Multi-Cap Portfolio (the “Fund”), a series of the Trust.

The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers that are unaffiliated with NFA, to terminate subadvisory relationships, and to make changes to existing subadvisory agreements with the approval of the Trust’s Board of Trustees (the “Board” or the “Trustees”), but without obtaining shareholder approval, provided, among other things, that the Fund sends to its shareholders an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND
WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio, or series, of the Trust. The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA. Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the oversight of the Board. NFA selects one or more subadviser(s) it believes will provide the Fund with high-quality investment management services consistent with the Fund’s investment objective. NFA is responsible for the overall monitoring of the Fund’s subadviser(s).

Effective February 23, 2021, Janus Capital Management LLC (“Janus”) began serving as an additional subadviser to the Fund.

Janus is independent of NFA and discharges its responsibilities subject to the supervision of NFA and the oversight of the Board. Janus is paid a subadvisory fee by NFA from the management fees NFA receives from the Fund. In accordance with procedures adopted by the Board, a subadviser of the Fund may effect portfolio transactions through a broker-dealer affiliated with the subadviser that receives brokerage commissions in connection therewith as permitted by applicable law.

The purpose of this Information Statement is to report the appointment of Janus, located at 151 Detroit Street, Denver, CO 80206, as a new subadviser to the Fund. The Board approved the appointment of Janus as a subadviser to the Fund on December 18, 2020. The factors considered by the Board in making its decision to approve Janus as a subadviser, as well as other important information, are described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

As part of NFA’s duties to select and supervise the Fund’s subadviser(s), NFA is responsible for communicating performance expectations to, and evaluating the performance of, the subadviser(s) and recommending to the Board whether a new subadviser should be hired or whether a subadviser’s contract with the Trust should be renewed, modified or terminated. NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

Western Asset Management Co. (“WAMCO”) and BlackRock Investment Management, LLC (“BlackRock”) are the Fund’s other subadvisers. NFA continues to have confidence in the investment strategies of WAMCO and BlackRock and believed that adding a third investment strategy has the potential to enhance the return and diversification benefits of the Fund.

JANUS

NFA recommended to the Board that Janus be appointed to serve as a third subadviser to the Fund. NFA recommended that Janus be appointed based on an analysis of its management team, investment process, risk management, program and operational capabilities at equity index-plus management. Specifically, NFA placed particular emphasis on Janus’s ability to potentially increase the Fund’s performance relative to its benchmark index, the Russell 3000 Index, without changing the characteristics of the Fund’s overall strategy. NFA also considered the complementary pairing of a new sleeve managed by Janus with the Fund’s two existing sleeves managed by WAMCO and BlackRock.

Ashwin Alankar, Ph.D., is primarily responsible for the day-to-day management of the portion of the Fund subadvised by Janus.

Dr. Alankar is the Head of Global Asset Allocation at Janus Henderson Investors, which he joined in 2014.

Based on the foregoing considerations, NFA recommended to the Board that Janus be approved as an additional subadviser to the Fund.

BOARD CONSIDERATIONS

At a meeting held on December 18, 2020, the Board, of which eight of the nine members are not considered to be “interested persons” of the Fund under the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Trustees”), discussed and, upon NFA’s recommendation, unanimously approved the appointment of Janus as a subadviser to the Fund. The Trustees were provided with detailed materials related to Janus in advance of the meeting. The Independent Trustees met in executive session with their independent legal counsel prior to the meeting to discuss information relating to the subadvisory agreement. The material factors and conclusions that formed the basis for the Board’s approval are discussed below.

The Nature, Extent and Quality of the Services to be Provided by Janus as the Subadviser. The Board considered the information provided to them as to the services to be provided by Janus under the subadvisory agreement, including information relating to Janus’s investment strategy and process that Janus would utilize in managing a sleeve of the Fund and the compatibility of those strategies and processes with those of the Fund’s two existing subadvisers. The Board also considered the experience of the investment personnel of Janus who would be managing the Fund.

Investment Performance. The Board considered information concerning the past performance record of Janus in managing an investment strategy that is similar to the strategy to be used for the Fund. The Board also considered the amount of the Fund’s assets NFA intended to allocate initially for management by Janus.

Fee Level. The Board considered the subadvisory fee rate that NFA would pay to Janus with respect to the Fund. The Board considered that Janus would be appointed to replace a former subadviser to the Fund that had recently been terminated. The Board took into account that the subadvisory fee rate paid to Janus would be less than the subadvisory fee rate paid to the former subadviser, and that NFA agreed to waive its advisory fee by an amount equal to 50% of the decrease in the subadvisory fees paid by NFA that is attributable to the termination of the former subadviser and the appointment of Janus.

Profitability; Fallout Benefits. No information was presented to the Board regarding Janus’s expected profitability as a result of the subadvisory agreement or the expected profitability of the Fund with respect to NFA.

Terms of the Subadvisory Agreement. The Board noted that the non-compensatory terms of the subadvisory agreement are substantially similar in all material respects to the terms of the subadvisory agreements that the Trust currently has in place with other unaffiliated subadvisers.

Conclusion. Based on these and other considerations, none of which was individually determinative of the outcome, and after discussion and consideration among themselves, and with NFA, Trust counsel, and independent legal counsel, the Trustees, including all of the Independent Trustees voting separately, unanimously approved the subadvisory agreement for a two-year period commencing from the execution of the subadvisory agreement.

THE SUBADVISORY AGREEMENT

The subadvisory agreement with Janus, dated January 13, 2021 (the “Agreement”), was approved by the Board, including the Independent Trustees, on December 18, 2020. In accordance with the Manager of Managers Order, the Agreement was not submitted to the Fund’s shareholders for their approval. The terms of the Agreement are substantially similar to the terms of the subadvisory agreements that the Trust currently has in place with other unaffiliated subadvisers. The following is a brief summary of the material terms of the Agreement.

Term. The Agreement, solely with respect to the Fund, has an initial term that expires on January 1, 2023, and continues for successive one-year terms thereafter as long as its continuance is approved by the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval. The Agreement can be terminated on not more than 60 days’ written notice by NFA, by a vote of a majority of the Independent Trustees on behalf of the Fund or a majority of the outstanding voting securities of the Fund, or on not less than 120 days’ written notice by Janus. The Agreement terminates automatically if assigned by any party.

Fees. Under the Agreement, the annual subadvisory fee payable by NFA to Janus (as a percentage of the average daily net assets of the Fund) is set forth in the table attached as Exhibit A.

Duties. Under the Agreement, NFA is responsible for assigning all or a portion of the Fund’s assets to Janus and for overseeing and reviewing the performance of Janus. Janus is required to manage the Fund’s portfolio in accordance with the Fund’s investment objectives and policies, subject to the supervision of NFA and the oversight of the Board.

Brokerage. Under the Agreement, Janus is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers Janus selects and to negotiate commissions to be paid on such transactions. In doing so, Janus is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification. Under the Agreement, Janus and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund’s shareholders in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties under the Agreement, or violation of applicable law.

Janus is required, under the Agreement, to indemnify NFA, the Trust, the Fund, and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of Janus’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law, as well as under certain other circumstances. The Agreement also contains provisions pursuant to which NFA and the Trust are required to indemnify Janus for any liability and expenses which may be sustained by Janus as a result of NFA’s or the Trust’s willful misfeasance, bad faith, gross negligence, reckless disregard of their respective duties or violation of applicable law.

Regulatory Pronouncements. The Agreement also includes provisions arising from regulatory requirements. These provisions include a requirement that Janus establish and maintain written proxy voting procedures in compliance with current applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act. Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits Janus to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between Janus and other subadvisers to the Fund or funds affiliated with the Fund.

Further Information. The above description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement will be on file with the SEC and will be available: (i) on the SEC’s EDGAR database via the internet at www.sec.gov; (ii) by electronic request to publicinfo@sec.gov; or (iii) by mail by sending your request to Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549-1520.

OTHER INFORMATION ABOUT JANUS

Janus is located at 151 Detroit Street, Denver, CO 80206. The following table sets forth the names and principal occupations of the principal executive officers of Janus. The address of each person listed below is 151 Detroit Street, Denver, CO 80206.

Name	Title
Bruce Koepfgen	President
Enrique Chang	Chief Investment Officer
Michelle Rosenberg	General Counsel
Brennan Hughes	Chief Financial Officer
Kristin Mariani	Chief Compliance Officer
John Ingram	Head of Adviser Distribution

Janus is a registered investment advisory firm with the SEC and is wholly owned by Janus Henderson Group plc, which conducts business as Janus Henderson Investors.

MORE ABOUT FEES AND EXPENSES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B. During the fiscal year ended October 31, 2020, the Fund paid investment advisory fees to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund’s investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including a majority of the Independent Trustees, on December 18, 2020. The Investment Advisory Agreement was last approved by shareholders of the Fund on April 23, 2007.  The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the oversight of the Board: (i) sets the overall investment strategy for the Fund; (ii) has overall supervisory responsibility for the general management and investment of the Fund’s assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of the Fund’s assets not otherwise assigned to a subadviser. With regard to subadvisers, NFA, subject to the oversight of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser’s ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser’s contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser. Finally, NFA is responsible for providing periodic reports to the Board concerning the Fund’s business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of the outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty, by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not less than 60 days’ written notice to the other party. The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

As of April 12, 2021, the Fund had issued outstanding shares in the amounts as set forth in the table attached as Exhibit D.

As of April 12, 2021, to the Trust’s knowledge, no person, except as set forth in the table attached as Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of April 12, 2021, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although the Trust is not asking shareholders to vote on the approval of Janus as subadviser to the Fund, the Trust is required to summarize the voting rights of shareholders. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held, and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Shareholders also may revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders.

The foregoing description of shareholder voting rights with respect to the Fund is only a summary of these rights. Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders will fully describe the voting rights of shareholders and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter. Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an indirect wholly owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Fund’s shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees. NFM also serves as transfer agent and dividend disbursing agent for the Fund. The address for NFA, NFD and NFM is One Nationwide Plaza, Mail Code 5-02-210, Columbus, Ohio 43215.

NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of Janus, nor do any such Officers or Trustees own securities issued by Janus or have any other material direct or indirect interest in Janus.

The Trust will furnish, without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free 800-848-0920. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.

By Order of the Board of Trustees of Nationwide Mutual Funds,
Stephen R. Rimes, Secretary

May 6, 2021

EXHIBIT A

SUBADVISORY FEES

The annual subadvisory fees payable by NFA to Janus (as a percentage of the Fund’s average daily net assets) are set forth in the following table:

Fund	Subadvisory Fees
Nationwide Multi-Cap Portfolio	0.10% on all Subadviser Assets

A-1

EXHIBIT B

INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table:

Fund	Advisory Fees
Nationwide Multi-Cap Portfolio	0.23% on assets of up to $1.5 billion; 0.21% on assets of $1.5 billion and more but less than $3 billion; and 0.19% on assets of $3 billion and more.

B-1

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the fiscal year ended October 31, 2020. The amount indicated is after fee waivers and expense reimbursements.

Fund	Advisory Fees
Nationwide Multi-Cap Portfolio	$4,969,142

C-1

EXHIBIT D

OUTSTANDING SHARES

As of April 12, 2021, the Fund had issued outstanding shares in the amounts set forth in the table below:

Fund	Number of Shares Outstanding
Nationwide Multi-Cap Portfolio – Class R6	206,108,083.635

D-1

EXHIBIT E

5% SHAREHOLDERS

As of April 12, 2021, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund.

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the Class Held by the Shareholder
Nationwide Multi-Cap Portfolio – Class R6
INVESTOR DESTINATIONS MODERATELY AGGRESSIVE FUND COLUMBUS, OH 43215	53,716,822.726	26.06%
INVESTOR DESTINATIONS AGGRESSIVE FUND COLUMBUS, OH 43215	37,918,016.181	18.40%
INVESTOR DESTINATIONS MODERATE FUND COLUMBUS, OH 43215	36,409,077.868	17.67%

E-1